As filed with the Securities and Exchange Commission on August 23, 2005.
Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
AND POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-1 REGISTRATION STATEMENT NO. 333-119168
UNDER THE SECURITIES ACT OF 1933

Akorn, Inc.
(Exact name of Registrant as specified in its charter)

Louisiana	2834	72-0717400
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

2500 Millbrook Drive, Buffalo Grove, Illinois 60089
(Address, including zip code, of Registrant’s principal executive offices)

Arthur S. Przybyl
President and Chief Executive Officer
Akorn, Inc.
2500 Millbrook Drive
Buffalo Grove, Illinois 60089
(847) 279-6100
(Name, Address and Telephone Number of Agent for Service)
Copies to:
Kurt L. Kicklighter, Esq.
Luce, Forward, Hamilton & Scripps LLP
600 W. Broadway, Suite 2600
San Diego, California 92101
(619) 236-1414

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of each class of	Amount to be	offering price	maximum aggregate	Amount of
securities to be registered	registered	per security	offering price	registration fee
Common Stock	4,011,286 (1)	$2.71(2)	$10,870,585	$1,280

(1)	Includes 3,567,936 shares of common stock that could become issuable in respect of dividends on our Series A Preferred Stock and Series B Preferred Stock from July 1, 2005 through December 31, 2007, and 443,350 shares of common stock that are or could become issuable in respect of earned and unpaid interest on our Convertible Tranche A Promissory Note and Convertible Tranche B Promissory Note from September 1, 2005 through December 20, 2006. Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement relates to 64,964,680 shares of common stock of the Registrant, 4,011,286 shares of which are registered hereby and the balance of which were previously registered pursuant to Post-Effective Amendment No. 2 to a Registration Statement on Form S-1 (Registration No. 333-119168), as to which this Registration Statement constitutes Post-Effective Amendment No. 3. As of August 1, 2005, 270,393 of the previously registered shares have been sold by selling security holders.
(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), based on the average of the high and low prices of the Registrant’s common stock as reported on the American Stock Exchange for August 18, 2005, which date is within 5 business days prior to the initial filing date of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement is a combined prospectus and relates to the Registration Statement on Form S-1 (No. 333-119168) that was previously filed by the Registrant, as to which this constitutes Post-Effective Amendment No. 3. Such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

Prospectus dated August 23, 2005, subject to completion
PROSPECTUS
     The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
64,964,680 Shares
Akorn, Inc.
Common Stock
     This prospectus relates to the resale of 64,964,680 shares of our common stock by the selling stockholders identified in this prospectus, which have been issued or reserved for issuance upon the conversion or exercise of presently outstanding shares of Series A 6.0% Participating Convertible Preferred Stock, shares of Series B 6.0% Participating Convertible Preferred Stock, warrants and convertible notes, including shares estimated to be issuable in satisfaction of accrued and unpaid dividends and interest on shares of preferred stock and convertible notes, respectively.
     We are registering 64,964,680 shares of our common stock for resale by the selling stockholders identified in this prospectus on pages 14 through 17. The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will, in the ordinary course of business, receive proceeds from the issuance of shares upon exercise of the warrants described in this prospectus. We will pay the expenses of registration of the sale of the shares. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling stockholders and each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds to the selling stockholders will be determined at the time of such sale by the selling stockholders.
     Our common stock is traded on the American Stock Exchange under the symbol “AKN.” On August 18, 2005, the last reported sales price of our common stock was $2.65 per share.

Investing in our common stock involves risks.
See “Risk Factors” beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is [_________], 2005

(i)

ABOUT THIS PROSPECTUS
     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with different information. The selling stockholders are not offering to sell or seeking offers to buy shares of our common stock in jurisdictions where offers and sales are prohibited. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
     References in this prospectus to “Akorn,” “us,” “we,” “our,” or the “Company” refer to Akorn, Inc. and its subsidiary, Akorn (New Jersey), Inc., as the context requires. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.
FORWARD-LOOKING STATEMENTS AND FACTORS AFFECTING FUTURE RESULTS
     Certain statements in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. When used in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus, the words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statements, including statements regarding our intent, belief or expectations are not guarantees of future performance. These statements involve risks and uncertainties and actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to:
•	The factors described in this prospectus under the heading “Risk Factors” beginning on page 5;

•	Our ability to resolve our Food and Drug Administration compliance issues at our Decatur, Illinois manufacturing facility;

•	Our ability to avoid defaults under debt covenants;

•	Our ability to generate cash from operations sufficient to meet our working capital requirements;

•	Our ability to obtain additional funding to operate and grow our business;

•	The effects of federal, state and other governmental regulation of our business;

•	Our success in developing, manufacturing and acquiring new products;

•	Our success in developing, manufacturing and distributing new products through our joint venture and licensing agreements;

•	Our ability to complete and validate our lyophilization facility and receive Food and Drug Administration approval on a timely basis;

•	Our ability to bring new products to market and the effects of sales of such products on our financial results;

•	The effects of competition from generic pharmaceuticals and from other pharmaceutical companies;

•	Availability of raw materials needed to produce our products; and

•	Other factors referred to in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus.
     These and other factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. Unless required by law, we undertake no obligation to update any of the forward-looking statements after the filing of this prospectus to conform such statements to actual results or to changes in our expectations, whether as a result of new information, future events or otherwise.

SUMMARY
     This summary does not contain all of the information you should consider before buying shares in this offering. You should read this entire prospectus carefully, including “Risk Factors,” any prospectus supplement and the documents incorporated by reference in this prospectus before making an investment decision.
Company Overview
     We manufacture and market diagnostic and therapeutic pharmaceuticals in specialty areas such as ophthalmology, rheumatology, anesthesia and antidotes, among others. Our customers include physicians, optometrists, wholesalers, group purchasing organizations and other pharmaceutical companies. We are a Louisiana corporation founded in 1971 in Abita Springs, Louisiana. In 1997, we relocated our headquarters and certain operations to Illinois. We have a wholly owned subsidiary named Akorn (New Jersey), Inc. which has operations in New Jersey and is involved in manufacturing, research and development, and administrative activities related to our ophthalmic and injectable segments. We also have a number of strategic alliances discussed elsewhere in this prospectus for the development and marketing of products.
     We classify our operations into three identifiable business segments: ophthalmic, injectable and contract services.
     Ophthalmic Segment. We market a line of diagnostic and therapeutic ophthalmic pharmaceutical products. Diagnostic products, primarily used in the office setting, include mydriatics and cycloplegics, anesthetics, topical stains, gonioscopic solutions, angiography dyes and others. Therapeutic products, sold primarily to wholesalers and other national account customers, include antibiotics, anti-infectives, steroids, steroid combinations, glaucoma medications, decongestants/antihistamines and anti-edema medications. Non-pharmaceutical products include various artificial tear solutions, preservative-free lubricating ointments, eyelid cleansers, vitamin supplements and contact lens accessories.
     Injectable Segment. We market a line of specialty injectable pharmaceutical products, including antidotes, anesthesia, and products used in the treatment of rheumatoid arthritis and pain management. These products are marketed to hospitals through wholesalers and other national account customers, as well as directly to medical specialists.
     Contract Services Segment. We manufacture products for third-party pharmaceutical and biotechnology customers based on their specifications.

The Offering

Issuer	Akorn, Inc.

Address and Phone Number	2500 Millbrook Drive Buffalo Grove, Illinois 60089 (847) 279-6100

American Stock Exchange Trading Symbol	AKN

Website	www.akorn.com (information found on our website is not part of this prospectus)

Securities Offered	Up to 64,964,680(1) shares of our common stock, no par value by the selling stockholders.

Use of Proceeds	We will not receive any proceeds from the sale of shares of our common stock covered by this prospectus. We will receive proceeds from the exercise of the warrants described in this prospectus.

Risk Factors	In analyzing an investment in our common stock offered by this prospectus, you should carefully consider the information set forth under “Risk Factors.”

(1)	We are registering the following number of shares of common stock:

Issuable upon conversion of our Series A Preferred Stock	38,612,993
Issuable upon exercise of warrants issued to holders of our Series A Preferred Stock (the “Series A Warrants”)	5,986,399
Issuable upon conversion of our Series B Preferred Stock	5,463,912
Issuable upon exercise of Series B Warrants	1,566,668
Issuable upon exercise of warrants held by AEG Partners LLC pursuant to a Stock Purchase Warrant dated August 31, 2004 (the “AEG Warrants”)	1,200,000
Issuable upon conversion of the Convertible Tranche A Promissory Note in the aggregate principal amount of $3,000,000 (the “Tranche A Note”)	2,033,825
Issuable upon conversion of the Convertible Tranche B Promissory Note in the aggregate principal amount of $2,000,000 (the “Tranche B Note”)	1,701,921
Issuable upon exercise of the Tranche A Common Stock Purchase Warrants issued to the holders of the Tranche A Note (the “Tranche A Warrants”)	1,000,000
Issuable upon exercise of the Tranche B Common Stock Purchase Warrants issued to the holders of the Tranche B Note (the “Tranche B Warrants”)	667,000
Issuable upon exercise of warrants issued on October 7, 2003 as compensation for personal guarantees of our senior bank debt (the “Guaranty Warrants”)	960,000
Issuable upon exercise of warrants issued on October 7, 2003 in conjunction with the issuance of subordinated notes in the aggregate principal amount of $2,767,139 (the “Note Warrants”)	276,714
Previously issued upon exercise of Series A Warrants	2,135,578
Previously issued upon conversion of our Series A Preferred Stock	1,943,742
Previously issued upon conversion of our Series B Preferred Stock	669,428
Previously issued to The John N. Kapoor Trust dated September 20, 1989	746,500

TOTAL	64,964,680

     Our Series A Preferred Stock and our Series B Preferred Stock each accrue dividends, which if not paid in cash as scheduled, increase the number of shares of common stock into which such preferred stock is convertible. Included in the shares listed above are 3,567,936 shares of common stock that could become issuable in respect of dividends on our Series A Preferred Stock and Series B Preferred Stock from July 1, 2005 through December 31, 2007 and 443,350 shares of common stock that are or could become issuable in respect of earned and unpaid interest on our Convertible Tranche A Promissory Note and Convertible Tranche B Promissory Note from September 1, 2005 through December 20, 2006. The number of shares of common stock set forth above is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, the issuance of common stock or securities convertible into or exercisable for common stock at prices below certain thresholds or similar events. Therefore, pursuant to Rule 416, we are also registering such indeterminate number of shares as may be issuable in connection with stock splits, stock dividends or similar events. Other than holders of the Series B Preferred Stock and Series B Warrants, who have direct registration rights for this offering, each of the holders of each of the other securities listed above have “piggy back” registration rights for this offering.

     We have reserved for issuance the shares of our common stock identified in this prospectus. Each of the above listed securities which are being sold by the selling stockholders were “restricted securities” under the Securities Act of 1933, or the “Securities Act,” prior to this registration. The selling stockholders will determine if and when they will sell their shares and if they will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

RISK FACTORS
     You should carefully consider the following risk factors and all other information contained in this prospectus and the documents incorporated by reference in this prospectus before investing. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business. If any of the events described in the following risks occur, our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our common stock could decline due to any of the events described in these risks, and you may lose all or part of your investment.
Risks Related to Us
     Our Decatur, Illinois manufacturing facility is the subject of an FDA warning letter.
     The Food and Drug Administration, or “FDA,” issued a warning letter to us in October 2000 following a routine inspection of our Decatur manufacturing facility. An FDA warning letter is intended to provide notice to a company of violations of the laws administered by the FDA and to elicit voluntary corrective action. Until the violations identified in the warning letter are corrected, the FDA frequently will withhold approval of any marketing applications (abbreviated new drug applications, or “ANDAs”, and new drug applications, or “NDAs” ) submitted by the company and will share contents of the warning letter with other government agencies (for example, the Veterans Administration or Department of Defense) that may contract to purchase products from the company. Failure to take effective corrective actions can result in FDA enforcement action such as monetary fines, seizure of products, or injunction that could suspend manufacturing and compel recall of product.
     The warning letter addressed several deviations from regulatory requirements identified during the inspection and requested that we take corrective actions. Since then, additional FDA inspections in 2002, 2003 and 2004 found that certain deviations continued unresolved and identified additional deviations. We have invested approximately $2,000,000 in facility improvements, augmented personnel resources, enhanced process controls and have developed a comprehensive corrective action plan. We have been in regular communications with the FDA and have provided periodic reports of our progress in making corrections. In 2004, the FDA conducted two additional inspections of our Decatur manufacturing facility. The first, concluded on April 7, 2004, identified several deviations for which we provided the FDA with proposed corrective actions. The FDA initiated no enforcement action. Rather, the FDA notified us that another “confirmatory” inspection would be made to determine whether the deviations identified had been corrected. The confirmatory inspection concluded November 19, 2004. It identified deviations and we provided a written response to the FDA identifying our corrective actions. We met with the FDA in January 2005 and provided the status of these corrective actions. The FDA has not initiated any enforcement action. In a June 15, 2005 letter, the FDA provided comments and feedback on our response to the findings of the November 2004 inspection. This letter stated that the FDA would conduct another inspection of our Decatur manufacturing facility. It further advised that the upcoming inspection must show correction of the findings of FDA’s previous inspections and substantial compliance with all applicable regulatory requirements, or, at a minimum, an ongoing credible effort to achieve such compliance before it could consider changing the company’s regulatory status. If the findings of the next FDA inspection confirm substantial compliance, the FDA is expected to remove the sanctions of the warning letter. If the FDA’s inspection determines that our Decatur facility is not in substantial compliance, the FDA may initiate enforcement action including the following: (1) maintain the warning letter sanctions or issue a new warning letter; (2) seek a court-ordered injunction which may include suspension of some or all operations at the Decatur manufacturing facility until compliance is achieved and may require recall of products and monetary penalties and/or other sanctions; or (3) seize our products produced at the Decatur manufacturing facility. Any of these actions could significantly impair our ability to continue to manufacture and distribute products, generate cash from our operations and may result in a covenant violation under our senior debt.
     To date, the noncompliance of our Decatur manufacturing facility has prevented us from developing additional products at Decatur, some of which cannot be developed at our other manufacturing facility. The inability to fully use our Decatur manufacturing facility has had a material adverse effect on our business, financial condition and results of operations.
     Unless and until we correct the FDA deviations at our Decatur manufacturing facility, it is doubtful that the FDA will approve any applications that may be submitted by us for products to be manufactured in Decatur. This has adversely impacted, and is likely to continue to adversely impact our ability to grow sales.

     We have experienced recent operating losses, working capital deficiencies and negative cash flows from operations, and these losses and deficiencies may continue in the future.
     Our recent operating losses and negative cash flows from operations may continue in the future and there can be no assurance that our financial outlook will improve. For the six months ended June 30, 2005 and 2004, we experienced operating losses of $2,441,000 and $2,084,000, respectively, and for the years ended December 31, 2004 and 2003, our operating losses were $368,000 and $6,276,000, respectively. We experienced negative cash flows from operations for the six months ended June 30, 2005 and 2004 of $2,118,000 and $1,201,000, respectively, and for the years ended December 31, 2004 and 2003 of $3,461,000 and $1,932,000, respectively. There can be no assurance that our results of operations will improve in the future. If our results of operations do not improve in the future, your investment in our common stock could be negatively affected.
     We have invested significant resources in the development of lyophilization manufacturing capability, and we may not realize the benefit of these efforts and expenditures.
     We are in the process of completing an expansion of our Decatur, Illinois manufacturing facility to add capacity to provide lyophilization manufacturing services, a manufacturing capability we currently do not have. Subject to among other things, our ability to generate operating cash flow or to obtain new financing for future operations, validation and approval of the lyophilization facility by the FDA is anticipated in late 2005. Manufacturing capabilities for lyophilized products are projected to be in place by mid-2006.
     As of June 30, 2005, we had spent approximately $18,743,000 on the lyophilization expansion and anticipate the need to spend approximately $2,000,000 of additional funds (excluding capitalized interest) to complete the expansion. The majority of the additional spending will be focused on validation testing of the lyophilization facility as the major capital equipment items are currently in place. To this end, we expect to use a portion of the proceeds we obtained from the sale of our Series B Preferred Stock to help fund validation efforts for the lyophilization facility and to fund the development of an internal ANDA lyophilized product pipeline. However, there is no guarantee that we will be successful in completing development of lyophilization capability, or that other intervening events will not occur that reduce or eliminate the anticipated benefits from such capability. For instance, the market for lyophilized products could significantly diminish or be eliminated, or new technological advances could render the lyophilization process obsolete, prior to our entry into the market. There can be no assurance that we will realize the anticipated benefits from our significant investment into lyophilization capability at our Decatur manufacturing facility, and our failure to do so could significantly limit our ability to grow our business in the future.
     We depend on a small number of distributors, the loss of any of which could have a material adverse effect.
     A small number of large wholesale drug distributors account for a large portion of our gross sales, revenues and accounts receivable. The following three distributors, AmerisourceBergen Corporation, Cardinal Health, Inc. and McKesson Drug Company, accounted for approximately 59% of total gross sales and 44% of net revenues for the six months ended June 30, 2005, and 76% of gross trade receivables as of June 30, 2005. AmerisourceBergen Corporation, Cardinal Health, Inc. and McKesson Drug Company accounted for approximately 57% of total gross sales and 46% of net revenues in 2004, and 74% of gross trade receivables as of December 31, 2004. In addition to acting as distributors of our products, these three companies also distribute a broad range of health care products for many other companies. The loss of one or more of these distributors, together with a delay or inability to secure an alternative distribution source for end users, could have a material negative impact on our revenue and results of operations and lead to a violation of debt covenants. A change in purchasing patterns or inventory levels, increases in returns of our products, delays in purchasing products and delays in payment for products by one or more distributors also could have a material negative impact on our revenue and results of operations.
     Our chairman and a significant shareholder who was formerly a director are subject to conflicts of interest.
     Dr. John N. Kapoor, Ph.D., our current chairman of our board of directors and our chief executive officer from March 2001 to December 2002, and a principal shareholder, is affiliated with EJ Financial Enterprises, Inc., a health care consulting investment company. EJ Financial is involved in the management of health care companies in various fields, and Dr. Kapoor is involved in various capacities with the management and operation of these companies. The Kapoor Trust, the beneficiary and sole trustee of which is Dr. Kapoor, is a principal shareholder of each of these companies. As a result, Dr. Kapoor does not devote his full time to our business. Although such companies do not currently compete directly with us, certain companies with which EJ Financial is involved are in the pharmaceutical business. Discoveries made by one or more of these companies could render our products less competitive or obsolete. In addition, one of these companies, NeoPharm, Inc., of which Dr. Kapoor is a director and major stockholder, entered into a loan agreement with us and issued to us a promissory note in the original principal amount of $3,250,000 (the “NeoPharm Note”). On

May 16, 2005, we paid all principal and interest due under the NeoPharm Note with a one-time cash payment of $2,500,000. We also owe EJ Financial $11,000, $18,000, $18,000 and $18,000 in consulting fees for each of 2004, 2003, 2002 and 2001, respectively, as well as expense reimbursements of approximately $2,000, $2,000, $2,000 and $79,000 for 2004, 2003, 2002 and 2001, respectively. Further, the Kapoor Trust has loaned us $5,000,000 resulting in Dr. Kapoor effectively becoming a major creditor of ours as well as a major shareholder. As a result of the relationships described above, Dr. Kapoor’s interests may be different from yours. Potential conflicts of interest could have a material adverse effect on our business, financial condition and results of operations.
     In addition, the Kapoor Trust, Mr. Arjun C. Waney and Argent Fund Management collectively hold subordinated promissory notes issued by us in the aggregate principal amount of approximately $2,767,000 (the “2003 Subordinated Notes”). Mr. Waney, one of our former directors and a continuing owner of 4.90% of our outstanding shares of common stock, serves as chairman and managing director of Argent, 52% of which is owned by Mr. Waney. The 2003 Subordinated Notes mature on April 7, 2006 and bear interest at prime plus 1.75%, but interest payments are currently prohibited under the terms of subordination arrangements with LaSalle Bank. Potential conflicts of interest could have a material adverse effect on our business, financial condition and results of operations.
     We may require additional capital to grow our business and such funds may not be available to us.
     We may require additional funds to grow our business. We may seek additional funds through public and private financing, including equity and debt offerings. However, adequate funds through the financial markets or from other sources may not be available when needed or on terms favorable to us due to our recent financial history. Without sufficient additional funding, we may be unable to pursue growth opportunities that we view as essential to the expansion of our business, including the development of lyophilization manufacturing capability at our Decatur manufacturing facility. Further, the terms of such additional financing, if obtained, likely will require the granting of rights, preferences or privileges senior to those of our common stock and result in substantial dilution of the existing ownership interests of our common stockholders and could include covenants and restrictions that limit our ability to operate or expand our business in a manner that we deem to be in our best interest.
     Our growth depends on our ability to timely develop additional pharmaceutical products and manufacturing capabilities.
     Our strategy for growth is dependent upon our ability to develop products that can be promoted through current marketing and distributions channels and, when appropriate, the enhancement of such marketing and distribution channels. We may not meet our anticipated time schedule for the filing of ANDAs and NDAs or may decide not to pursue ANDAs or NDAs that we have submitted or anticipate submitting. Our internal development of new pharmaceutical products is dependent upon the research and development capabilities of our personnel and our infrastructure. There can be no assurance that we will successfully develop new pharmaceutical products or, if developed, successfully integrate new products into our existing product lines. In addition, there can be no assurance that we will receive all necessary FDA approvals or that such approvals will not involve delays, which adversely affect the marketing and sale of our products. Unless and until our issues pending before the FDA are resolved, it is doubtful that the FDA will approve any NDAs or ANDAs we submit for products to be manufactured at our Decatur manufacturing facility. Our failure to develop new products, to successfully resolve the compliance issues at our Decatur manufacturing facility or to receive FDA approval of ANDAs or NDAs, could have a material adverse effect on our business, financial condition and results of operations. See “— Our Decatur, Illinois manufacturing facility is the subject of an FDA warning letter.”
     We have entered into several strategic business alliances which may not result in marketable products.
     We have entered several strategic business alliances that have been formed to supply us with low cost finished dosage form products. In 2004, we entered into certain purchase and supply agreements, license agreements, and a joint venture that are all designed to provide finished dosage form products that can be marketed through our distribution pipeline. However, there can be no assurance that any of these agreements will result in FDA-approved ANDAs or NDAs, or that we will be able to market any such finished dosage form products at a profit. In addition, any clinical trial expenses that we incur may result in adverse financial consequences to our business.

     Our success depends on the development of generic and off-patent pharmaceutical products which are particularly susceptible to competition, substitution policies and reimbursement policies.
     Our success depends, in part, on our ability to anticipate which branded pharmaceuticals are about to come off patent and thus permit us to develop, manufacture and market equivalent generic pharmaceutical products. Generic pharmaceuticals must meet the same quality standards as branded pharmaceuticals, even though these equivalent pharmaceuticals are sold at prices that are significantly lower than that of branded pharmaceuticals. Generic substitution is regulated by federal and state governments, as is reimbursement for generic drug dispensing. There can be no assurance that substitution will be permitted for newly approved generic drugs or that such products will be subject to government reimbursement. In addition, generic products that third parties develop may render our generic products noncompetitive or obsolete. There can be no assurance that we will be able to consistently bring generic pharmaceutical products to market quickly and efficiently in the future. An increase in competition in the sale of generic pharmaceutical products or our failure to bring such products to market before our competitors could have a material adverse effect on our business, financial condition and results of operations.
     Further, there is no proprietary protection for most of the branded pharmaceutical products that either we or other pharmaceutical companies sell. In addition, governmental and cost-containment pressures regarding the dispensing of generic equivalents will likely result in generic substitution and competition generally for our branded pharmaceutical products. We attempt to mitigate the effect of this substitution through, among other things, creation of strong brand-name recognition and product-line extensions for our branded pharmaceutical products, but there can be no assurance that we will be successful in these efforts.
     We are subject to legal proceedings against us, which may prove costly and time-consuming even if meritless.
     We are currently involved in several pending or threatened legal actions with both private parties and certain government agencies. To the extent that our personnel must spend time and we must expend resources to pursue or contest these various matters, or any additional matters that may be asserted from the time to time in the future, this represents time and money that is not available for other actions that we might otherwise pursue which could be beneficial to our future. In addition, to the extent that we are unsuccessful in any legal proceedings, the consequences could have a negative impact on our business, financial condition and results of operations.
     Our revenues depend on sales of products manufactured by third-parties, which we cannot control.
     We derive a significant portion of our revenues from the sale of products manufactured by third parties, including our competitors in some instances. There can be no assurance that our dependence on third parties for the manufacture of such products will not adversely affect our profit margins or our ability to develop and deliver our products on a timely and competitive basis. If for any reason we are unable to obtain or retain third-party manufacturers on commercially acceptable terms, we may not be able to distribute certain of our products as planned. No assurance can be made that the third-party manufacturers we use will be able to provide us with sufficient quantities of our products or that the products supplied to us will meet our specifications. Any delays or difficulties with third-party manufacturers could adversely affect the marketing and distribution of certain of our products, which could have a material adverse effect on our business, financial condition and results of operations.
Dependence on key executive officers.
     Our success will depend, in part, on our ability to attract and retain key executive officers. We are particularly dependent upon Dr. John N. Kapoor, Ph.D., chairman of our board of directors, and Mr. Arthur S. Przybyl, our chief executive officer. The inability to attract and retain key executive officers, or the loss of one or more of our key executive officers could have a material adverse effect on our business, financial condition and results of operations.
We must continue to attract and retain key personnel to be able to compete successfully.
     Our performance depends, to a large extent, on the continued service of our key research and development personnel, other technical employees, managers and sales personnel and our ability to continue to attract and retain such personnel. Competition for such personnel is intense, particularly for highly motivated and experienced research and development and other technical personnel. We are facing increasing competition from companies with greater financial resources for such personnel. There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled personnel in the future, and the inability to do so could have a material adverse effect on our business, operating results and financial condition.

Risks Related to Our Industry
     We are subject to extensive government regulations that increase our costs and could subject us to fines and liabilities, prevent us from selling our products or prevent us from operating our facilities.
     Federal and state government agencies regulate virtually all aspects of our business. The development, testing, manufacturing, processing, quality, safety, efficacy, packaging, labeling, record keeping, distribution, storage and advertising of our products, and disposal of waste products arising from such activities, are subject to regulation by the FDA, the Drug Enforcement Administration, or “DEA,” the Federal Trade Commission, the Consumer Product Safety Commission, the Occupational Safety and Health Administration and the Environmental Protection Agency. Similar state and local agencies also have jurisdiction over these activities. Noncompliance with applicable United States regulatory requirements can result in fines, injunctions, penalties, mandatory recalls or seizures, suspensions of production, recommendations by the FDA against governmental contracts and criminal prosecution. Any of these could have a material adverse effect on our business, financial condition and results of operations. New, modified and additional regulations, statutes or legal interpretation, if any, could, among other things, require changes to manufacturing methods, expanded or different labeling, the recall, replacement or discontinuation of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. Such changes or new legislation could have a material adverse effect on our business, financial condition and results of operations.
     FDA regulations. All pharmaceutical manufacturers, including us, are subject to regulation by the FDA under the authority of the federal Food, Drug and Cosmetic Act, or the “FDC Act.” Under the FDC Act, the federal government has extensive administrative and judicial enforcement powers over the activities of pharmaceutical manufacturers to ensure compliance with FDA regulations. Those powers include, but are not limited to, the authority to initiate court action to seize unapproved or non-complying products, to enjoin non-complying activities, to halt manufacturing operations that are not in compliance with Current Good Manufacturing Practices, to recall products, and to seek civil monetary and criminal penalties. Other enforcement activities include refusal to approve product applications or the withdrawal of previously approved applications. Any such enforcement activities, including the restriction or prohibition on sales of products we market or the halting of our manufacturing operations could have a material adverse effect on our business, financial condition and results of operations. In addition, product recalls may be issued at our discretion, or at the request of the FDA or other government agencies having regulatory authority for pharmaceutical products. Recalls may occur due to disputed labeling claims, manufacturing issues, quality defects or other reasons. No assurance can be given that restriction or prohibition on sales, halting of manufacturing operations or recalls of our pharmaceutical products will not occur in the future. Any such actions could have a material adverse effect on our business, financial condition and results of operations. Further, such actions, in certain circumstances, could constitute an event of default under our New Credit Facility.
     We must obtain approval from the FDA for each pharmaceutical product that we market. The FDA approval process is typically lengthy and expensive, and approval is never certain. Our new products could take a significantly longer time than we expect to gain regulatory approval and may never gain approval. Even if the FDA or another regulatory agency approves a product, the approval may limit the indicated uses for a product, may otherwise limit our ability to promote, sell and distribute a product or may require post-marketing studies or impose other post-marketing obligations.
     We and our third-party manufacturers are subject to periodic inspection by the FDA to assure regulatory compliance regarding the manufacturing, distribution, and promotion of sterile pharmaceutical products. The FDA imposes stringent mandatory requirements on the manufacture and distribution of sterile pharmaceutical products to ensure their sterility. The FDA also regulates drug labeling and the advertising of prescription drugs. A finding by a governmental agency or court that we are not in compliance with FDA requirements could have a material adverse effect on our business, financial condition and results of operations.
     If the FDA changes its regulatory position, it could force us to delay or suspend indefinitely, our manufacturing, distribution or sales of certain products. While we believe that all of our current pharmaceuticals are lawfully marketed in the United States under current FDA enforcement policies or have received the requisite agency approvals for manufacture and sale, such marketing authority is subject to withdrawal by the FDA. In addition, modifications or enhancements of approved products are in many circumstances subject to additional FDA approvals which may or may not be granted and which may be subject to a lengthy application process. Any change in the FDA’s enforcement policy or any decision by the FDA to require an approved NDA or ANDA for one of our products not currently subject to the approved NDA or ANDA requirements or any delay in the FDA approving an NDA or ANDA for one of our products could have a material adverse effect on our business, financial condition and results of operations.
     A number of products we market are “grandfathered” drugs that are permitted to be manufactured and marketed without FDA-issued ANDAs or NDAs on the basis of their having been marketed prior to enactment of relevant sections of the FDC Act. The regulatory status of these products is subject to change and/or challenge by the FDA, which could establish new standards and limitations for manufacturing and marketing such products, or challenge the evidence of prior manufacturing and marketing upon which grandfathering status is based. We are not aware of any current efforts by the FDA to change the status of any of our “grandfathered” products, but there can be no assurance that such initiatives will not occur in the future. Any such change in the status of our “grandfathered” products could have a material adverse effect on our business, financial condition and results of operations.
     We are subject to extensive DEA regulation, which could result in our being fined or otherwise penalized. We also manufacture and sell drugs which are “controlled substances” as defined in the federal Controlled Substances Act and similar state laws, which established, among other things, certain licensing, security and record keeping requirements administered by the DEA and similar state agencies, as well as quotas for the manufacture, purchase and sale of controlled substances. The DEA could limit or reduce the amount of controlled substances which we are permitted to manufacture and market. On March 6, 2002, we received a letter from the United States Attorney’s Office, Central District of Illinois, Springfield, Illinois, advising us that the DEA had referred a matter to that office for a possible civil legal action for alleged violations of the Comprehensive Drug Abuse Prevention Control Act of 1970, 21 U.S.C. § 801 et. seq., and regulations promulgated thereunder. The alleged violations relate to record keeping and controls surrounding the storage and distribution of controlled substances. On November 6, 2002, we entered into a Civil Consent Decree with the DEA. Under the terms of the Civil Consent Decree, without admitting any of the allegations in the complaint from the DEA, we agreed to pay a fine of $100,000, upgrade our security system and to remain in substantial compliance with the Comprehensive Drug Abuse Prevention Control Act of 1970. If we failed to remain in substantial compliance during the two-year period following the entry of the Civil Consent Decree, we, in addition to other possible sanctions, might have been held in contempt of court and ordered to pay an additional $300,000 fine. We completed the upgrades to our security system in 2003 and have received no further notice from the DEA in connection with the Civil Consent Decree. The two-year compliance period lapsed on November 6, 2004. We were inspected by the DEA in February 2005 and the DEA has not informed us of any further violations.
     We may implement product recalls and could be exposed to significant product liability claims; we may have to pay significant amounts to those harmed and may suffer from adverse publicity as a result.
     The manufacturing and marketing of pharmaceuticals involves an inherent risk that our products may prove to be defective and cause a health risk. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. We have recalled products in the past and, based on this experience, believe that the occurrence of a recall could result in significant costs to us, potential disruptions in the supply of our products to our customers and adverse publicity, all of which could harm our ability to market our products. There were no product recalls in 2004. In February 2003, we recalled two products, Fluress and Fluoracaine, due to container/closure integrity problems resulting in leaking containers. The recall was classified by the FDA as a Class II Recall, which means that the use of, or exposure to, a violative product may cause temporary or medically reversible adverse health consequences or that the probability of serious health consequences as a result of such use or exposure is remote. We had not received any notification or complaints from end users of the recalled products. Because we had curtailed the production of these products due to the above container/closure integrity issues, the financial impact to us of this recall was not material as our customers did not hold significant inventories of these products. We began production of Fluress and re-started distribution in September 2004. We have discontinued production of Fluoracaine.
     Although we are not currently subject to any material product liability proceedings, we may incur material liabilities relating to product liability claims in the future. Even meritless claims could subject us to adverse publicity, hinder us from securing insurance coverage in the future and require us to incur significant legal fees and divert the attention of the key employees from running our business. Successful product liability claims brought against us could have a material adverse effect on our business, financial condition and results of operations.
     We currently have product liability insurance in the amount of $5,000,000 for aggregate annual claims with a $50,000 deductible per incident and a $250,000 aggregate annual deductible. However, there can be no assurance that such insurance coverage will be sufficient to fully cover potential claims. Additionally, there can be no assurance that adequate insurance coverage will be available in the future at acceptable costs, if at all, or that a product liability claim would not have a material adverse effect on our business, financial condition and results of operations.

     The FDA may authorize sales of some prescription pharmaceuticals on a non-prescription basis, which would reduce the profitability of our prescription products.
     From time to time, the FDA elects to permit sales of some pharmaceuticals currently sold on a prescription basis, without a prescription. FDA approval of the sale of our products without a prescription would reduce demand for our competing prescription products and, accordingly, reduce our profits.
     Our industry is very competitive. Additionally, changes in technology could render our products obsolete.
     We face significant competition from other pharmaceutical companies, including major pharmaceutical companies with financial resources substantially greater than ours, in developing, acquiring, manufacturing and marketing pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use, under development or acquired by other pharmaceutical companies, may be more effective or offered at lower prices than our current or future products. The industry is characterized by rapid technological change that may render our products obsolete, and competitors may develop their products more rapidly than we can. Competitors may also be able to complete the regulatory process sooner, and therefore, may begin to market their products in advance of our products. We believe that competition in sales of our products is based primarily on price, service and technical capabilities. There can be no assurance that: (1) we will be able to develop or acquire commercially attractive pharmaceutical products; (2) additional competitors will not enter the market; or (3) competition from other pharmaceutical companies will not have a material adverse effect on our business, financial condition and results of operations.
     Many of the raw materials and components used in our products come from a single source.
     We require a supply of quality raw materials and components to manufacture and package pharmaceutical products for ourselves and for third parties with which we have contracted. Many of the raw materials and components used in our products come from a single source and interruptions in the supply of these raw materials and components could disrupt our manufacturing of specific products and cause our sales and profitability to decline. Further, in the case of many of our ANDAs and NDAs, only one supplier of raw materials has been identified. Because FDA approval of drugs requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of any new supplier would be required if active ingredients or such packaging materials were no longer available from the specified supplier. The qualification of a new supplier could delay our development and marketing efforts. If for any reason we are unable to obtain sufficient quantities of any of the raw materials or components required to produce and package our products, we may not be able to manufacture our products as planned, which could have a material adverse effect on our business, financial condition and results of operations.
     Our patents and proprietary rights may not adequately protect our products and processes.
     The patent and proprietary rights position of competitors in the pharmaceutical industry generally is highly uncertain, involves complex legal and factual questions, and is the subject of much litigation. There can be no assurance that any patent applications or other proprietary rights, including licensed rights, relating to our potential products or processes will result in patents being issued or other proprietary rights secured, or that the resulting patents or proprietary rights, if any, will provide protection against competitors who: (1) successfully challenge our patents or proprietary rights; (2) obtain patents or proprietary rights that may have an adverse effect on our ability to conduct business; or (3) are able to circumvent our patent or proprietary rights position. It is possible that other parties have conducted or are conducting research and could make discoveries of pharmaceutical formulations or processes that would precede any discoveries made by us, which could prevent us from obtaining patent or other protection for these discoveries or marketing products developed therefrom. Consequently, there can be no assurance that others will not independently develop pharmaceutical products similar to or obsoleting those that we are planning to develop, or duplicate any of our products. Our inability to obtain patents for, or other proprietary rights in, our products and processes or the ability of competitors to circumvent or obsolete our patents or proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to an Investment in Our Common Stock
     There is a limited market for our common stock.
     The price at which you may be able to sell shares of our common stock is very unpredictable because there are very few trades in our common stock. Because our common stock is so thinly traded, a large block of shares traded can lead to a dramatic fluctuation in the share price.
     Concentrated ownership of our common stock and our registration of shares for public sale creates a risk of sudden changes in our share price.
     The sale by any of our large shareholders of a significant portion of that shareholder’s holdings could have a material adverse effect on the market price of our common stock. The registration statement on Form S-3, of which this prospectus is a part, registers up to 64,964,680 shares of our common stock for sale by certain of our investors. Sales of these shares on the open market could cause the price of our common stock to decline.
     Exercise of warrants and the conversion of subordinated debt and preferred stock may have a substantial dilutive effect on our common stock.
     If the price per share of our common stock at the time of exercise or conversion of any preferred stock, warrants, options, convertible subordinated debt, or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock. As of June 30, 2005, holders of our convertible securities would receive 43,872,991 shares of our common stock upon conversion and holders of our outstanding warrants and options would receive 15,926,356 shares of our common stock at a weighted average exercise price of $1.77 per share. The amount of such dilution that may result from the exercise or conversion of the foregoing, however, cannot currently be determined as it would depend on the difference between our common stock price and the price at which such convertible securities were exercised or converted at the time of such exercise or conversion. Any additional financing that we secure likely will require the granting of rights, preferences or privileges senior to those of our common stock and which result in substantial dilution of the existing ownership interests of our common shareholders.
     The terms of our preferred stock may reduce the value of your common stock.
     We are authorized to issue up to a total of 5,000,000 shares of preferred stock in one or more series. As of June 30, 2005, we had 242,172 shares of Series A Preferred Stock and 123,500 shares of Series B Preferred Stock outstanding, and 4,601,828 additional shares of preferred stock remain authorized for issuance. Our board of directors may determine whether to issue additional shares of preferred stock and the terms of such preferred stock without further action by holders of our common stock. If we issue additional shares of preferred stock, it could affect your rights or reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. We continue to seek capital for the growth of our business, and this additional capital may be raised through the issuance of additional preferred stock.
     Our obligations to pay dividends on our preferred stock decrease the returns available to our common shareholders.
     Our Series A Preferred Stock and Series B Preferred Stock both bear cumulative dividends at the rate of 6.0%. These dividends are payable in cash, or in our discretion, in additional conversion rights. If dividends are paid in cash, this decreases our working capital available for operations. If dividends are paid in additional conversion rights, this results in further dilution of the holders of our common stock. In either case, the equity per outstanding share of common stock declines, which can cause a decrease in the value of our common stock.

     We experience significant quarterly fluctuation of our results of operations, which may increase the volatility of our stock price.
     Our results of operations may vary from quarter to quarter due to a variety of factors including, but not limited to, the timing of the development and marketing of new pharmaceutical products, the failure to develop such products, delays in obtaining government approvals, including FDA approval of NDAs or ANDAs for our products, expenditures to comply with governmental requirements for manufacturing facilities, expenditures incurred to acquire and promote pharmaceutical products, changes in our customer base, a customer’s termination of a substantial account, the availability and cost of raw materials, interruptions in supply by third-party manufacturers, the introduction of new products or technological innovations by our competitors, loss of key personnel, changes in the mix of products sold by us, changes in sales and marketing expenditures, competitive pricing pressures, expenditures incurred to pursue or contest pending or threatened legal action and our ability to meet our financial covenants. There can be no assurance that we will be successful in avoiding losses in any future period. Such fluctuations may result in volatility in the price of our common stock.
     “Penny Stock” rules may make buying or selling our common stock difficult.
     Trading in our common stock is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.
     The requirements of being a public company may strain our resources and distract management.
     As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, or the “Exchange Act,” and the Sarbanes-Oxley Act of 2002. These requirements are extensive. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight is required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

SELLING STOCKHOLDERS
     We are registering 64,964,680 shares of our common stock for resale by the selling stockholders named below. The term “selling stockholders” includes each stockholder named below and such stockholder’s transferees, pledgees, donees or other successors.
Background
     In this registration statement, we are registering 5,463,912 shares of common stock issuable upon the conversion of shares of Series B Preferred Stock, all of which were purchased by institutional investors in a private placement offering pursuant to subscription agreements between us and each institutional investor dated August 18, 2004, including shares estimated to be issuable in satisfaction of dividends accrued and unpaid through December 31, 2007. These selling stockholders also received Series B Warrants to purchase an aggregate of 1,566,668 shares of common stock, which have an exercise price of $3.50 per share of common stock. We are registering the shares of common stock issuable upon conversion of the shares of Series B Preferred Stock pursuant to registration rights in each of the subscription agreements to permit the institutional investors and their respective transferees to resell the shares when they deem appropriate.
     In addition, we are registering (a) 38,612,993 shares of common stock issuable upon conversion of our Series A Preferred Stock, plus (b) 5,986,399 shares of common stock issuable upon exercise of the Series A Warrants held by the holders of our Series A Preferred Stock, plus (c) 3,735,746 shares of common stock in the aggregate issuable upon conversion of the Tranche A Note and the Tranche B Note including shares estimated to be issuable in satisfaction of interest accrued and unpaid through December 20, 2006, and 1,667,000 shares of common stock issuable upon exercise of the Tranche A Warrant and the Tranche B Warrant, plus (d) 1,200,000 shares of common stock issuable upon exercise of the AEG Warrants, plus (e) 960,000 shares of common stock issuable upon exercise of the Guaranty Warrants, plus (f) 276,714 shares issuable upon exercise of the Note Warrants, plus (g) 2,135,578 shares of common stock previously issued upon exercise of the Series A Warrants, plus (h) 669,428 shares of common stock previously issued upon conversion of our Series B Preferred Stock, plus (j) 1,943,742 shares of common stock previously issued upon conversion of our Series A Preferred Stock, plus (k) 746,500 shares of common stock held by the Kapoor Trust. The holders of the foregoing securities have “piggy back” registration rights in this offering.
     The following table sets forth (1) the names of the selling stockholders; (2) the number of shares of our common stock held by the selling stockholders that may be offered for resale pursuant to this prospectus as of August 1, 2005, including the number of shares of our common stock potentially issuable in satisfaction of accrued and unpaid dividends through December 31, 2007 as to the preferred stock and accrued and unpaid interest through December 20, 2006 as to the convertible notes; (3) the number and percentage of shares of our common stock that the selling stockholders beneficially own prior to the offering for resale of any of the shares of our common stock being registered hereby as of June 30, 2005; and (4) the number and percentage of shares of common stock to be beneficially owned by the selling stockholders after the offering of the shares of our common stock being registered hereby, assuming all of the shares registered hereby are sold by the selling stockholders. We will not receive any proceeds from the resale of our common stock by the selling stockholders. We will receive proceeds from the conversion of the warrants described in the previous two paragraphs, which we will use for general corporate purposes.

				Shares Beneficially
		Shares Beneficially Owned		Owned After the
	No. of Shares	Prior to the Offering(3)		Offering(4)
Name(1)	Offered(2)	Number	Percentage	Number	Percentage
AEG Partners LLC(5)	1,200,000	1,200,000	4.41%	—	*
Abu Alam	48,193	170,507	*	125,216	*
Argent Fund Management Ltd.(6)	520,103	947,579	3.58%	458,500	1.76%
Arun K. Puri Living Trust(7)	1,927,777	1,811,667	6.51%	—	*
Baystar Capital II, L.P.(8)	2,674,885	2,490,719	8.77%	—	*
The John N. Kapoor Trust(16)	27,935,660	30,352,002	58.34%	4,088,900	15.42%
JRJAY Public Investments, LLC(9)	1,586,768	1,689,568	6.50%	—
Merlin BioMed Long Term
Appreciation, L.P.(10)	169,025	150,255	*	—	*
Merlin BioMed Offshore Fund(11)	394,396	350,597	1.33%	—	*
Millennium Partners, L.P.(12)	743,119	743,119	2.84%	—	*
Morgan Stanley & Co. Incorporated(13)	563,422	644,453	2.43%	143,600	*
Pequot Capital Management, Inc.(14)	18,239,336	17,897,612	43.68%	900,000	3.46%
Arthur S. Przybyl	202,416	1,272,672	4.67%	1,082,447	4.00%
John Sabat	192,779	280,197	1.07%	99,031	*
Shritin Shah	48,193	74,041	*	28,750	*
Neill Shanahan	19,277	91,409	*	73,293	*
Sigma Capital Associates, LLC(15)	338,053	700,511	2.66%	400,000	1.54%
Jerry Treppel	481,945	472,917	1.79%	20,000	*
Arjun C. Waney	3,995,558	5,187,338	17.42%	1,424,000	5.47%
Gulu C. Waney	1,894,022	2,830,212	10.22%	1,052,300	4.05%
Jai S. Waney	1,349,445	2,059,417	7.55%	791,250	3.04%
Wheaten Healthcare Partners LP(17)	440,308	440,308	1.69%	—	*
TOTAL	64,964,680

*	Represents less than 1%.

(1)	Dr. Kapoor, the trustee and sole beneficiary of the Kapoor Trust, has served as the chairman of our board of directors since May 1995 and from December 1991 to January 1993. Dr. Kapoor served as our chief executive officer from March 2001 to December 2002. Mr. Przybyl is our president and chief executive officer, positions he has held since September 2002 and February 2003, respectively. Each of Messrs. Przybyl and Treppel has served on our board of directors since November 2003. Mr. Waney served on our board of directors from November 2003 through May 2005, and serves as chairman and managing director of, and owns 52% of, Argent Fund Management Ltd. Mr. Treppel is the managing member of the general partner of Wheaten Healthcare Partners LP. AEG served as our restructuring consultant during 2002 and 2003. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2)	Our Series A Preferred Stock and our Series B Preferred Stock each accrue dividends, which if not paid in cash as scheduled, increase the number of shares of common stock into which such preferred stock is convertible. Included in the shares listed above are 3,567,936 shares of common stock that could become issuable in respect of dividends on our Series A Preferred Stock and Series B Preferred Stock from July 1, 2005 through December 31, 2007 and 443,350 shares of common stock that are or could become issuable in respect of earned and unpaid interest on our Convertible Tranche A Promissory Note and Convertible Tranche B Promissory Note from September 1, 2005 through December 20, 2006. The number of shares included in this prospectus is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, the issuance of common stock or securities convertible into or exercisable for common stock at prices below certain thresholds or similar events. Therefore, pursuant to Rule 416 under the Securities Act, we are also registering such indeterminate number of shares as may be issuable in connection with stock splits, stock dividends or similar events.

(3)	Includes all shares beneficially owned, whether directly or indirectly, individually or together with associates, jointly or as community property with a spouse and shares to which each individual has the right to acquire beneficial ownership within 60 days of June 30, 2005, by the exercise of stock options, warrants or otherwise.

(4)	Percentage of shares of common stock beneficially owned by each stockholder after the offering is based upon 26,008,912 shares of our common stock outstanding as of June 30, 2005, plus shares of common stock issuable within 60 days of such date upon the conversion of preferred stock or notes and exercise of warrants held by that particular holder. However, we did not treat as outstanding the common stock issuable upon the conversion of preferred stock and related dividends or notes and related interest and the exercise of warrants held by persons other than the particular holder.

(5)	Lawrence M. Adelman, Craig J. Dean and Michael P. Goldsmith, members of AEG Partners LLC, have shared voting and investment power over the securities.

(6)	Arjun C. Waney, chairman, managing director and 52% owner of Argent Fund Management Ltd., has voting and investment power over the securities. Mr. Waney disclaims beneficial ownership over the securities.

(7)	Arun K. Puri is the trustee of the Arun K. Puri Living Trust and is the natural person with voting and investment power over the securities.

(8)	Baystar Capital Management, LLC is the general partner of Baystar Capital II, L.P. Lawrence Goldfarb is the sole managing member of Baystar Capital Management, LLC. Mr. Goldfarb in his capacity as the managing member of Baystar Capital Management, LLC, may be deemed to have the power to vote or to direct the vote and to dispose or to direct the disposition of the shares beneficially owned by Baystar Capital II, L.P. Mr. Goldfarb disclaims beneficial ownership of the securities set forth in this prospectus except to the extent of any indirect pecuniary interest therein.

(9)	Jeffrey R. Jay is the natural person with voting and investment power over the securities.

(10)	Merlin BioMed Group, LLC is the general partner of Merlin BioMed Long Term Appreciation LP. Stuart T. Weisbrod, the managing member of Merlin BioMed Group, LLC, is the natural person with voting and investment power over the securities.

(11)	Merlin BioMed Group, LLC is the general partner of Merlin BioMed Offshore Fund. Stuart T. Weisbrod, the managing member of Merlin BioMed Group, LLC, is the natural person with voting and investment power over the securities.

(12)	Millennium Management, LLC, a Delaware limited liability company, is the managing partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the sole managing member of Millennium Management, LLC. As a result, Mr. Englander may be considered the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, LLC. The foregoing should not be construed in and of itself as an admission by either Millennium Management, LLC or Mr. Englander as to beneficial ownership of the shares owned by Millennium Partners, L.P. Certain affiliates of Millennium Partners, L.P. are broker-dealers. Millennium Partners, L.P. purchased the securities convertible or exercisable into the shares of common stock being offered by it under this prospectus in the ordinary course of business, and at the time of the purchase of such securities that are convertible or exercisable into the shares of common stock being offered for resale under this prospectus, Millennium Partners, L.P. had no agreement or understanding, directly or indirectly, with any person to distribute such securities or the shares of common stock issuable upon conversion or exercise in violation of the Securities Act.

(13)	Morgan Stanley & Co. Incorporated is a reporting company or a subsidiary of a reporting company under the Exchange Act. Morgan Stanley & Co. Incorporated is a broker-dealer and, as such, is an underwriter with respect to the shares it sells pursuant to this prospectus.

(14)	Pequot Capital Management, Inc., is the investment manager/advisor to the below named funds and exercises sole dispositive and investment power for all shares held of record by the funds named below. Pequot Capital Management, Inc. holds voting power for all shares held of record by the funds named below except for Premium Series PCC Limited, Cell 32, which voting power is held by Premium Series PCC Limited, Cell 32. Arthur J. Samberg is the sole shareholder of Pequot Capital Management, Inc. and disclaims beneficial ownership of the shares except for his pecuniary interest. The number of shares being offered by this prospectus by Pequot Capital Management, Inc. represent 963,890 shares held of record by Pequot Scout Fund, L.P., of which 797,223 shares of common stock are issuable upon conversion of Series A Preferred Stock and 166,667 shares of common stock are issuable upon exercise of Series A Warrants; 963,890 shares held of record by Pequot Mariner Onshore Fund, L.P. (formerly known as Pequot Navigator Onshore Fund, L.P.), of which 797,223 shares of common stock are issuable upon conversion of Series A Preferred Stock and 166,667 shares of common stock are issuable upon exercise of Series A Warrants; 6,479,631 shares held of record by Pequot Healthcare Fund, L.P., of which 4,401,464 shares of common stock are issuable upon conversion of Series A Preferred Stock, 920,167 shares of common stock have been issued upon exercise of Series A Warrants, 929,633 shares of common stock are issuable upon conversion of Series B Preferred Stock, and 228,367 shares of common stock are issuable upon exercise of Series B Warrants; 7,354,528 shares held of record by Pequot Healthcare Offshore Fund, Inc., of which 4,948,839 shares of common stock are issuable upon conversion of Series A Preferred Stock, 1,115,833 shares of common stock have been issued upon exercise of Series A Warrants, 1,100,697 shares of common stock are issuable upon conversion of Series B Preferred Stock, 270,392 shares of common stock are issuable upon exercise of Series B Warrants, and a transfer of 81,233 shares of common stock to Pequot Healthcare Institutional Fund, L.P.; 577,466 shares held of record by Pequot Healthcare Institutional Fund, L.P, of which 388,566 shares of common stock are issuable upon conversion of Series A Preferred Stock, 81,233 shares of common stock transferred from Pequot Healthcare Offshore Fund, Inc., and 21,230 shares of common stock issuable upon exercise of Series B Warrants; 180,352 shares held of record by Premium Series PCC

Limited Cell 32, of which 144,785 shares of common stock are issuable upon conversion of Series B Preferred Stock and 35,567 shares of common stock are issuable upon exercise of Series B Warrants; and 1,719,579 shares held of record by Pequot Healthcare Holdings, LLC, of which 1,422,246 shares of common stock are issuable upon conversion of Series A Preferred Stock and 297,333 shares of common stock are issuable upon exercise of Series A Warrants.

(15)	Pursuant to an investment agreement, Sigma Capital Management, LLC has investment and voting power with respect to the securities held by Sigma Capital Associates, LLC. Steven A. Cohen controls Sigma Capital Management, LLC. Each of Sigma Capital Management, LLC and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this prospectus.

(16)	Dr. John N. Kapoor, trustee of the Kapoor Trust, is the natural person with voting and investment power over the securities.

(17)	Jerry Treppel, the general partner of Wheaten Healthcare Partners LP, is the natural person with voting and investment power over the securities.
     Of the shares set forth in the column “Number of Shares Offered” in the table above the following table sets forth each selling stockholder’s (1) shares of common stock, (2) shares of common stock issuable upon conversion of Series A Preferred Stock and related dividends, (3) shares of common stock issuable upon exercise of Series A Warrants, (4) shares of common stock issuable upon conversion of Series B Preferred Stock and related dividends, (5) shares of common stock issuable upon exercise of Series B Warrants, and (6) shares of common stock issuable upon conversion or exercise of warrants or any other security convertible into shares of common stock, as applicable.

		Series A			Series B
	Common	Preferred		Series A	Preferred		Series B
Name	Stock	Stock(1)		Warrants(2)	Stock(3)		Warrants(4)	Other		Total
AEG Partners LLC	—	—		—	—		—	1,200,000	(5)	1,200,000
Abu Alam	—	39,860	(6)	8,333	—		—	—		48,193
Argent Fund Management Ltd.	—	426,036	(7)	89,067	—		—	5,000	(8)	520,103
Arun K. Puri Living Trust	—	1,594,444	(9)	333,333	—		—	—		1,927,777
Baystar Capital II, L.P.	92,976				2,026,353	(10)	555,556	—		2,674,885
The John N. Kapoor Trust dtd 9/20/89	746,500	17,116,367	(11)	3,578,333	—		—	6,494,460	(12)	27,935,660
JRJAY Public Investments, LLC	1,586,768	—		—	—		—	—		1,586,768
Merlin BioMed Long Term Appreciation, L.P.	—	—		—	135,692	(13)	33,333	—		169,025
Merlin BioMed Offshore Fund	—	—		—	316,618	(14)	77,778	—		394,396
Millennium Partners, L.P.	576,452	—		—	—		166,667	—		743,119
Morgan Stanley & Co. Incorporated	—	—		—	452,311	(15)	111,111	—		563,422
Pequot Capital Management, Inc.	2,036,000	12,755,561	(16)	630,667	2,261,552	(17)	555,556	—		18,239,336
Arthur S. Przybyl	—	167,416	(18)	35,000	—		—	—		202,416
John Sabat	—	159,446	(19)	33,333	—		—	—		192,779
Shritin Shah	—	39,860	(20)	8,333	—		—	—		48,193
Neill Shanahan	—	15,944	(21)	3,333	—		—	—		19,277
Sigma Capital Associates, LLC	—	—		—	271,386	(22)	66,667	—		338,053
Jerry Treppel	—	398,612	(23)	83,333	—		—	—		481,945
Arjun C. Waney	—	3,188,891	(24)	666,667	—		—	140,000	(25)	3,995,558
Gulu C. Waney	99,578	1,594,444	(26)	200,000	—		—	—		1,894,022
Jai S. Waney	—	1,116,112	(27)	233,333	—		—	—		1,349,445
Wheaten Healthcare Partners LP	356,974			83,334	—		—	—		440,308

Total:	5,495,248	38,612,993		5,986,399	5,463,912		1,566,668	7,839,460		64,964,680

(1)	Each share of Series A Preferred Stock is convertible into a number of shares of common stock equal to the quotient obtained by dividing (x) $100 plus any accrued but unpaid dividends on such share by (y) $0.75, as such numerator and denominator may be adjusted from time to time pursuant to the anti-dilution provisions of our restated articles of incorporation.

(2)	Each Series A Warrant is convertible into one share of common stock, subject to anti-dilution adjustments, at an exercise price of $1.00 per share of common stock.

(3)	Each share of Series B Preferred Stock is convertible into a number of shares of common stock equal to the quotient obtained by dividing (x) $100 plus any accrued but unpaid dividends on such share by (y) $2.70, as such numerator and denominator may be adjusted from time to time pursuant to the anti-dilution provisions of our restated articles of incorporation.

(4)	Each Series B Warrant is convertible into one share of common stock, subject to anti-dilution adjustments, at an exercise price of $3.50 per share of common stock.

(5)	Shares of common stock issuable upon exercise of the AEG Warrants.

(6)	Includes 2,902 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006.

(7)	Includes 31,024 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006.

(8)	Shares issuable upon exercise of Note Warrants.

(9)	Includes 116,110 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006.

(10)	Includes 280,312 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007.

(11)	Includes 1,246,438 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006.

(12)	Includes 2,033,825 shares of common stock issuable upon conversion of the Tranche A Note and related interest, 1,701,921 shares of common stock issuable upon conversion of the Tranche B Note and related interest, 1,000,000 shares of common stock issuable upon exercise of the Tranche A Warrant, 667,000 shares of common stock issuable upon exercise of the Tranche B Warrant, 880,000 shares of common stock issuable upon exercise of Guaranty Warrants, and 211,714 shares of common stock issuable upon exercise of Note Warrants.

(13)	Includes 18,770 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007.

(14)	Includes 43,799 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007.

(15)	Includes 62,569 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007.

(16)	Includes 928,878 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006.

(17)	Includes 312,847 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007.

(18)	Includes 12,191 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006.

(19)	Includes 11,613 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006.

(20)	Includes 2,902 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006.

(21)	Includes 1,161 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006.

(22)	Includes 37,542 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007.

(23)	Includes 29,028 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006.

(24)	Includes 232,220 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006.

(25)	Includes 80,000 shares of common stock issuable upon exercise of Guaranty Warrants, and 60,000 shares of common stock issuable upon exercise of Note Warrants.

(26)	Includes 116,110 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006.

(27)	Includes 81,278 shares of common stock issuable under additional conversion rights accruing in the event cash dividends are not paid on September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006.

PLAN OF DISTRIBUTION
     The shares of common stock offered for resale through this prospectus may be sold by the selling stockholders and any of their pledgees, assignees and successors-in-interest (including successors by gift, partnership distribution or other non-sale-related transfer effected after the date of this prospectus), from time to time, in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:
•	On any national securities exchange or quotation service at which our common stock may be listed or quoted at the time of sale;

•	In the over-the-counter market;

•	In private transactions;

•	Through options, swaps or other derivative securities (whether exchange—listed or otherwise);

•	By pledge to secure debts and other obligations;

•	In ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

•	In block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	In settlement of short sales;

•	Through the sale of a specified number of shares at a stipulated price per share by agreement between broker-dealers and the selling stockholders;

•	Sales in other ways not involving market makers or established trading markets, including direct sales to purchasers, sales effected through agents or other privately negotiated transactions;

•	A combination of any of the above methods; or

•	Any other method permitted pursuant to applicable law.
     If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.
     The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders that are also broker-dealers are “underwriters” within the meaning of the Securities Act. Morgan Stanley & Co. Incorporated, a selling stockholder, is a broker-dealer and, as such, is an underwriter with respect to the shares it sells pursuant to this prospectus. Millennium Partners, L.P., a selling stockholder, is an affiliate of a broker-dealer. Millennium Partners purchased the securities convertible or exercisable into the shares of common stock being offered by it under this prospectus in the ordinary course of business, and at the time of the purchase of such securities that are convertible or exercisable into the shares of common stock being offered for resale under this prospectus, Millennium Partners had no agreement or understanding, directly or indirectly, with any person to distribute such securities or the shares of common stock issuable upon conversion or exercise. The selling stockholders and any broker or any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares offered for resale through this prospectus may also be deemed to be “underwriters” within the meaning of the Securities Act. In these cases, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares offered for resale through this prospectus purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, they will be subject to the prospectus delivery requirements of the Securities Act.
     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell all or any of the shares we are registering. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.
     Under the Exchange Act, any person engaged in a distribution of our common stock may not simultaneously engage in market-making activities with respect to our common stock for nine business days prior to the start of the distribution. Each selling stockholder, and any other person, who participates in a distribution of our common stock will be subject to the Exchange Act which may limit the timing of purchases and sales of our common stock by such selling stockholder or any such other person. These factors may affect the marketability of our common stock and the ability of brokers or dealers to engage in market-making activities.
     We will pay all expenses of this registration. These expenses include the filing fees of the SEC, fees under state securities or “blue sky” laws, and accounting and legal fees. We estimate that our expenses in connection with this registration will be approximately $83,280. All expenses for the issuance of any supplement to this prospectus will be paid by us. The selling stockholders may pay selling commissions or brokerage fees with respect to the sale of the resale shares by them. Some of the selling stockholders will be indemnified by us against certain civil liabilities under securities laws or will be entitled to contribution in connection therewith. We will be indemnified by some of the selling stockholders against certain liabilities under securities laws or will be entitled to contribution in connection therewith.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale by the selling stockholders of any of the shares of common stock offered for resale through this prospectus. All proceeds from the resale of the shares of our common stock offered for resale through this prospectus will be for the accounts of the selling stockholders. We will receive proceeds from the cash exercise of the warrants, the shares of common stock issuable upon the exercise of which may be offered for resale through this prospectus, which we will use for general corporate purposes.
LEGAL MATTERS
     The validity of the shares of common stock being offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.
EXPERTS
     The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
     The financial statements for the year ended December 31, 2002 incorporated in this prospectus and registration statement by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a Registration Statement on Form S-3 under the Securities Act, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Akorn, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.
     We are subject to the informational requirements of the Exchange Act, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at public reference room of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s website at http://www.sec.gov or our website at http://www.akorn.com. Information contained in our web site is not part of this prospectus.
     We will also provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request and at no cost to the requester. Any such request may be made by writing or calling us at the following address or telephone number:
Akorn, Inc.
2500 Millbrook Drive
Buffalo Grove, Illinois 60089
Attention: Chief Financial Officer
(847) 279-6100
     Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.
     Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed for complete information.
     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We furnish our stockholders with annual reports containing audited financial statements.
INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.
     We incorporate by reference the following documents:
•	our Annual Report on Form 10-K for the year ended December 31, 2004, as filed on March 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and June 30, 2005, as filed on May 20, 2005 and August 8, 2005, respectively;

•	our Current Reports on Form 8-K filed on May 20, 2005, May 19, 2005, May 9, 2005, April 19, 2005 and February 28, 2005;

•	our definitive Proxy Statement filed on April 13, 2005 in connection with our Annual Meeting of Stockholders held on May 27, 2005;

•	the description of our common stock to be registered hereunder included in the section entitled “Description of Capital Stock and Convertible Securities,” included in our Post Effective Amendment No. 2 to Registration Statement on Form S-1, No. 333-119168 filed with the SEC on June 14, 2005; and

•	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of shares hereunder.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The expenses in connection with the issuance and distribution of the securities being registered in this registration statement are set forth in the following table. The selling security holders will bear none of the following expenses. All amounts except the registration fee are estimated.

Registration Fees	$1,280
Transfer Agent Fees	1,000
Legal Fees	25,000
Accounting Fees	55,000
Miscellaneous	1,000

Total	$83,280

Item 15. Indemnification of Directors and Officers
     Incorporated by reference to “Item 15. Indemnification of Directors and Officers” included in Post-Effective No. 2 to our Registration Statement on Form S-1, No. 333-119168 filed with the SEC on June 14, 2005.
Item 16. Exhibits
     (a) Those exhibits marked with an asterisk (*) refer to exhibits filed herewith. The other exhibits are incorporated herein by reference, as indicated in the following list.

Exhibit No.	Description

4.1	First Amendment dated October 7, 2003 to Registration Rights Agreement dated July 12, 2001 between the Company and The John N. Kapoor Trust dtd 9/20/89, incorporated by reference to Exhibit 4.1 to the Company’s report on Form 8-K filed on October 24, 2003.

4.2	Form of Warrant Certificate, incorporated by reference to Exhibit 4.2 to the Company’s report on Form 8-K filed on October 24, 2003.

4.3	Form of Warrant Agreement dated October 7, 2003 between the Company and certain investors, incorporated by reference to Exhibit 4.3 to the Company’s report on Form 8-K filed on October 24, 2003.

4.4	Warrant Agreement dated October 7, 2003 between the Company and The John N. Kapoor Trust dtd 9/20/89 issued with respect to New Credit Facility guaranty, incorporated by reference to Exhibit 4.4 to the Company’s report on Form 8-K filed on October 24, 2003.

4.5	Warrant Agreement dated October 7, 2003 between the Company and Arjun C. Waney issued with respect to New Credit Facility guaranty, incorporated by reference to Exhibit 4.5 to the Company’s report on Form 8-K filed on October 24, 2003.

4.6	Warrant Agreement dated October 7, 2003 between the Company and The John N. Kapoor Trust dtd 9/20/89 issued with respect to the Notes, incorporated by reference to Exhibit 4.6 to the Company’s report on Form 8-K filed on October 24, 2003.

4.7	Warrant Agreement dated October 7, 2003 between the Company and Arjun C. Waney issued with respect to the Notes, incorporated by reference to Exhibit 4.7 to the Company’s report on Form 8-K filed on October 24, 2003.

4.8	Warrant Agreement dated October 7, 2003 between the Company and Argent Fund Management issued with respect to the Notes, incorporated by reference to Exhibit 4.8 to the Company’s report on Form 8-K filed on October 24, 2003.

4.9	Registration Rights Agreement dated October 7, 2003 among the Company and certain investors, incorporated by reference to Exhibit 4.9 to the Company’s report on Form 8-K filed on October 24, 2003.

4.10	Form of Subscription Agreement between the Company and certain investors, incorporated by reference to Exhibit 4.1 to the Company’s report on Form 8-K filed on August 24, 2004.

4.11	Form of Common Stock Purchase Warrant between the Company and certain investors, incorporated by reference to Exhibit 4.2 to the Company’s report on Form 8-K filed on August 24, 2004.

4.12	Warrant Purchase and Registration Agreement dated June 18, 2003 between the Company and AEG Partners LLC, incorporated by reference to Exhibit 4.1 to the Company’s report on Form 8-K filed on August 27, 2004.

4.13	Stock Registration Rights Agreement dated November 15, 1990 between the Company and The John N. Kapoor Trust dtd 9/20/89, incorporated by reference to Exhibit 4.12 to the Company’s Registration Statement on Form S-1 filed on September 21, 2004.

4.14	Stock Purchase Agreement dated November 15, 1990 between the Company and The John N. Kapoor Trust dtd 9/20/89, incorporated by reference to Exhibit 4.13 to the Company’s Registration Statement on Form S-1 filed on September 21, 2004.

5.1*	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1*	Consent of BDO Seidman, LLP, independent registered public accounting firm.

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.3*	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, incorporated by reference to Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney, incorporated by reference to the Signature Page of this Registration Statement
Item 17. Undertakings
     We hereby undertake:
     (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo Grove, State of Illinois, on the 23rd day of August, 2005.

AKORN, INC.
By:	/s/ JEFFREY A. WHITNELL
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

     We, the undersigned officers and directors of Akorn, Inc., hereby severally constitute and appoint each of Messrs. Arthur S. Przybyl and Jeffrey A. Whitnell as our true and lawful attorneys-in-fact, with full power to each of them, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-3 including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Akorn, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to said Registration Statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ARTHUR S. PRZYBYL Arthur S. Przybyl	Director, President and Chief Executive Officer (Principal Executive Officer)	August 19, 2005
/s/ JEFFREY A. WHITNELL Jeffrey A. Whitnell	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 19, 2005
/s/ JOHN N. KAPOOR Dr. John N. Kapoor	Chairman and Director	August 19, 2005
/s/ JERRY N. ELLIS Jerry N. Ellis	Director	August 19, 2005
/s/ JERRY TREPPEL Jerry Treppel	Director	August 19, 2005
/s/ RONALD M. JOHNSON Ronald M. Johnson	Director	August 19, 2005